Exhibit 10.3

OMNIBUS AMENDMENT

to

Amended and Restated Performance Unit Agreements

WHEREAS, NuStar GP, LLC, a Delaware limited liability company (the “Company”), and             (the “Participant”) have entered into the Amended and Restated Performance Unit Agreements (the “Agreements”), effective December 31, 2009, for each of Participant’s prior Performance Unit Agreements for grants of Performance Units to Participant in the years [2006, 2007, 2008 and 2009];

WHEREAS, the grants in the Agreements are made pursuant to and subject to the provisions of the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (as may be amended, the “Plan”);

WHEREAS, the Agreements currently provide that performance units eligible to vest as Units in a year that do not vest as Units in such performance year will be carried forward for one additional year (“One-Year Carryforward”);

WHEREAS, the parties wish to amend the Agreements to provide that the performance units subject to the One-Year Carryforward for potential vesting for 2009 performance will not be forfeited due to non-vesting in the carry-forward year, as provided in the Agreements, but will instead be carried forward for one additional year (“Two-Year Carryforward”).

Effective [insert date], 2010, the parties hereto wish to amend the Agreements as follows:

1.	Agreements: The parties have previously entered into the following Agreements:

Original Grant Date	# of Performance Units subject One-Year Carryforward to 2009 Performance Period

2.	Two-Year Carryforward. Those Performance Units listed above in the table in Section 1 will not be forfeited as provided in the Agreements but will instead be carried forward for one additional year and will be eligible for vesting as Units with respect to the performance of NuStar Energy L.P. in the 2010 performance period, as otherwise provided in the Agreements.

3.	Definitions; Conflicts. Capitalized terms not otherwise defined in this Omnibus Amendment shall have the meaning specified in the Agreements or the Plan. In the event of a conflict between the Omnibus Amendment, the Agreements and the Plan, the Omnibus Amendment will supercede the Agreements and the Plan, and the Agreements will supercede the Plan.

4.	Counterparts. This Omnibus Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Omnibus Amendment by facsimile transmission or via electronic signature shall be effective as delivery of a manually executed counterpart hereof.

5.	Ratification and Affirmation. The Company and Participant each hereby (a) acknowledges the terms of this Omnibus Amendment; and (b) ratifies and affirms its obligations under each Agreement and agrees that each Agreement to which it is a party remains in full force and effect, except as expressly amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment to be duly executed as of the date first written above.

NUSTAR GP, LLC

By:
Curtis V. Anastasio
President and Chief Executive Officer

, Participant